SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 19, 2019

NORTECH SYSTEMS INCORPORATED

(Exact name of registrant as specified in charter)

Minnesota	0-13257	41-16810894
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

7550 Meridian Circle N, Maple Grove, MN 55369

(Address of principal executive offices)

(952) 345-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Richard Wasielewski Resignation as Chief Executive Officer

(b)     As contemplated in the Amendment to the Amended and Restated Employment Agreement entered into on December 19, 2018 between Nortech Systems Incorporated (the “Company”) and Richard Wasielewski, Mr. Wasielewski is resigning as Chief Executive Officer effective February 27, 2019, concurrent with the appointment of Jay D. Miller as described below.

Jay D. Miller Employment Agreement

(c)     On February 18, 2019, the Company entered into an Employment Agreement with Jay D. Miller (the “Miller Agreement”) as the Company’s President and Chief Executive Officer effective February 27, 2019.  Mr. Miller has been on the Company’s Board of Directors since May 9, 2018 and has been the Company’s Interim President since January 1, 2019.  The term of the Miller Agreement continues until February 26, 2021 and may be extended for an additional one year period by mutual consent of the parties. Under the Miller Agreement, Mr. Miller is entitled to receive an annual salary equivalent to $400,000 during the first year of the Miller Agreement’s term, subject to increase by the Board of Directors thereafter.  Mr. Miller is eligible for bonus compensation (the “Miller Bonus Payment”) based upon his satisfaction of specific criteria to be determined for each calendar year by the Company’s Compensation Committee, with a stated payout percentage of up to 50% of base salary under the bonus plan, of which 50% is guaranteed to Mr. Miller for the 2019 calendar year. Mr. Miller is eligible to participate in the Company’s benefit plans that are currently and hereafter maintained by the Company.

Upon the effective date of the Miller Agreement, and pursuant thereto, the Company granted Mr. Miller (i) 100,000 equity appreciation rights under the Company’s Restated Equity Appreciation Rights Plan and (ii) a 125,000 share non-qualified stock option under the Company’s 2017 Stock Incentive Plan that will vest annually in five installments and (iii) 25,000 restricted shares of the Company’s stock that will vest immediately. The stock option has an exercise price equal to the fair market value of the Company’s common stock on the grant date and expires on March 1, 2029.

The Miller Agreement has customary non-solicitation and confidentiality provisions.

Under the Miller Agreement, if Mr. Miller’s employment is terminated by the Company without Cause (as defined in the Miller Agreement) or by Mr. Miller for Good Reason (as defined in the Miller Agreement), so long as he has signed and has not revoked a release agreement, he will be entitled to receive severance comprised of (i) his base salary in effect at time of termination for the longer of (a) the remainder of the term of the Miller Agreement or (b) twelve months, (ii) the earned Miller Bonus Payment for the prorated bonus earned through the last day worked, (iii) if such termination occurs after the first anniversary of the Effective Date of the Miller Agreement , the vesting of his stock options and equity appreciation rights units, and (iv) certain benefits set forth in the Miller Agreement.

If Mr. Miller’s employment is terminated within 12 months after a Change of Control (as defined in the Miller Agreement) by the Company without Cause, so long as he has signed and has not revoked a release agreement, he will be entitled to receive severance comprised of (i) his base salary in effect at time of termination for the longer of (a) the remainder of the term of the Miller Agreement or (b) twelve months, (ii) the maximum payable Miller Bonus Payment for the year in which he is terminated, for the portion of such fiscal year through the date of termination, (iii) the vesting of his stock options and equity appreciation rights units, and (iv) certain benefits set forth in the Miller Agreement.

The foregoing summary of the Miller Agreement is qualified in all respects by the Miller Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

10.1	Employment Agreement between Nortech Systems Inc. and Jay D. Miller (furnished)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2019

Nortech Systems Incorporated
(Registrant)

/s/ Constance M. Beck
Constance M. Beck
Chief Financial Officer